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Alaska Air Group, Inc.                                                             EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share)

                                                   Three Months Ended      Nine Months Ended
                                                        September 30,          September 30,
                                                   ------------------     -------------------
                                                     1995        1994        1995        1994
                                                   ------      ------      ------      ------
Primary -
 Net income                                       $27,352     $24,263     $18,033     $27,631
                                                   ======      ======      ======      ======

 Average number of shares outstanding              13,509      13,370      13,440      13,359
 Assumed exercise of stock options reduced
  by the number of shares purchased with
  the proceeds from exercise of such options           66          16          10          12
                                                   ------      ------      ------      ------
 Average shares as adjusted                        13,575      13,386      13,450      13,371
                                                   ======      ======      ======      ======

 Earnings per common share                          $2.01       $1.81       $1.34       $2.07
                                                   ======      ======      ======      ======

Fully Diluted -
 Net income                                       $27,352     $24,263     $18,033     $27,631
 After tax interest on convertible securities       2,580       2,318       6,868       7,037
                                                   ------      ------      ------      ------
 Income applicable to common shares               $29,932     $26,581     $24,901     $34,668
                                                   ======      ======      ======      ======

 Average number of shares outstanding              13,509      13,370      13,440      13,359
 Assumed exercise of stock options                     66          19          10          15
 Assumed conversion of 6.5% debentures              6,151           0       2,141           0
 Assumed conversion of 7.75% debentures               446         508         487         513
 Assumed conversion of 6.875% debentures            1,608       1,608       1,608       1,702
 Assumed conversion of 7.25% zero coupon notes      1,254       3,981       2,745       4,136
 Assumed conversion of preferred shares                 0           0           0           0
                                                   ------      ------      ------      ------
 Average shares as adjusted                        23,034      19,486      20,431      19,725
                                                   ======      ======      ======      ======

 Earnings per Common Share                          $1.30       $1.36       $1.22       $1.76
                                                   ======      ======      ======      ======


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